EXHIBIT 4.15

PROMISSORY NOTE

$250,000	March 11, 2021

FOR VALUE RECEIVED, MMEX Resources Corporation, a Nevada corporation (the “Borrower”), hereby promises to pay to the order of Vista Capital Investments, LLC, or its assigns (“Holder”), the principal amount of TWO HUNDRED FIFTY THOUSAND AND 00/100 Dollars ($250,000) (the unpaid principal amount at any time being the “Principal Amount”), together with interest thereon calculated from the date hereof (the unpaid amount of any accrued interest at any time being the “Interest Amount” and the sum of the Principal Amount and the Interest Amount at any time being the “Total Amount”). The Total Amount shall be due and payable on March 11, 2022 (the “Maturity Date”).

1. PAYMENT OF PRINCIPAL AND INTEREST. The Principal Amount of this Note shall be due on the Maturity Date. Interest will ordinarily accrue, on a daily basis, on the Principal Amount from time to time at the rate of 10% per annum. Interest shall accrue from the date hereof until the date on which the Total Amount is due and payable. The Borrower may, at its option, prepay at any time and from time to time all or any portion of the Principal Amount, without premium or penalty. Any prepayment of the Principal Amount will be accompanied by a payment of all unpaid accrued interest thereon.

2. EVENTS OF DEFAULT. If any of the following events shall occur:

(a) the Borrower fails to pay any amount hereunder or under other indebtedness of the Borrower to Holder when due;

(b) the Borrower (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the United States Bankruptcy Code, (iv) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, or (v) takes any action for the purpose of effecting any of the foregoing; or

(c) a proceeding or case is commenced against the Borrower, without its application or consent, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and in each case such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Borrower shall be entered in an involuntary case under the United States Bankruptcy Code;

then, and in every such event (other than an event with respect to the Borrower described in clause (b) or (c) of this Section), and at any time thereafter during the continuance of such event, the Holder may, by notice to the Borrower, declare the Total Amount at such time to be due and payable, and thereupon the Total Amount shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (b) or (c) of this Section, the Total Amount shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Further, if this Note is placed in the hands of an attorney for collection, or is collected in whole or in part by suit or through probate, bankruptcy or other legal proceedings of any kind, Borrower agrees to pay, in addition to all other sums payable hereunder, all costs and expenses of collection, including but not limited to reasonable attorney’s fees.

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3. WAIVERS. The Borrower and any and all endorsers, guarantors, and sureties severally waive grace, presentment for payment, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all modifications, renewals, extensions, substitutions or replacements hereof or partial payments hereon and to any release or substitution of security, if any, hereof, in whole or in part, with or without notice, before or after maturity.

4. BINDING EFFECT. This Note is binding on the Borrower and on any successor or assign of the Borrower, provided, however, that Borrower shall remain liable for the payment and performance hereof until this Note is fully paid unless Holder expressly releases Borrower in writing from that obligation.

5. GOVERNING LAW. This Note will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

MMEX RESOURCES CORPORATION

By:	/s/ JACK W. HANKS
Jack W. Hanks, President and CEO

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